Exhibit 10.2
Amendment No. 1 to Employment Agreement

This Amendment No. 1 dated as of October 26, 2007, by and between Ionatron, Inc. (the “Company”) and Dana A. Marshall (the “Executive”) amends the Employment Agreement entered into on August 18, 2006 by and between the Company and the Executive (the “Agreement”). Capitalized items used herein and not defined herein shall have the same meanings as set forth in the Agreement.

(1)	The last sentence of Section 2.3 is deleted in its entirety and replaced with the following:

“2.3
The Incentive Bonus shall be paid in a single lump sum no later than the earlier of (i) 15 calendar days following the date on which the Company files with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K (or Form 10-KSB) which includes audited financial statements for such Employment Year audited by an independent registered public accounting firm and (ii) December 31st of the following calendar year.”

(2)	The following new Section 2.7 shall be added at the end of Section 2.6.

“2.7
Automobile Allowance. The Executive shall, commencing on the date of the Amendment, be entitled to a $1,000 per month automobile allowance, to cover the expenses of operating, maintaining and using an automobile, upon the presentation of appropriate vouchers and/or receipts to the extent the Company does not pay the expenses directly.

(3)	The following shall be added at the end of the last sentence of Section 5.1.1.

“, including Good Reason (as defined in Section 5.1.3 hereof)”

(4)	The following shall be added as a new Section 5.1.3 to the Agreement;

“5.1.3.	Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following shall have occurred (without the Executive’s prior written consent):

(i)	a decrease in the Executive’s Base Salary or a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment;

(ii)	a material diminution of the responsibilities or title of the Executive with the Company;

(iii)	a material breach by the Company of any material term or provision of this Agreement; or

(iv)	the removal of the Executive as a director of the Company or the failure of the Executive to be re-elected as a director of the Company;

and, in each case, shall not have been cured within thirty (30) days following receipt of written notice from the Executive setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason.” Any written notice of Good Reason must be provided to the Company by the Executive within ninety (90) days after the occurrence of the event providing the basis for termination for Good Reason set forth in the written notice.

(5)	Section 5.4.2 shall be deleted in its entirety and replaced with the following:

“5.4.2. Termination without Cause by the Company or for Good Reason by the Executive. Subject to the provisions of subsection 5.4.3 hereof, if, prior to the expiration of the Term, the Executive’s employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall pay to the Executive all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination and the Company shall continue to pay the Executive his Base Salary as then in effect for a period of twelve (12) months from the Date of Termination (such period being referred to hereinafter as the “Severance Period”), payable in monthly installments. In addition, during the Severance Period, the Executive shall be entitled to continue to participate in all employee benefit plans that the Company provides (and continues to provide) generally to its senior executives.”

(6)	Section 5.4.4 shall be deleted in its entirety and replaced with the following:

“5.4.4 Vesting of Equity Awards Upon Change in Control.

Anything contained herein to the contrary notwithstanding, upon the occurrence of a Change in Control (as defined in the Company’s 2007 Stock Incentive Plan), notwithstanding the vesting and exercisability schedule in any stock option agreement between the Company and the Executive, all unvested stock options granted by the Company to the Executive pursuant to this Agreement or otherwise shall immediately vest and become exercisable and shall remain exercisable for the full term of the option and all other unvested equity awards shall vest immediately.”

(7)	All other terms and provisions of the Agreement remain unchanged and of full force and effect

(8)
This Amendment No. 1 may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. A photocopy or electronic facsimile of this Amendment No. 1 or of any signature hereon shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

"COMPANY"

IONATRON, INC.

By:	/s/ Kenneth M. Wallace
Printed Name: Kenneth M. Wallace
Title: Chief Financial Officer

"EXECUTIVE"

By:	/s/ Dana A. Marshall
Dana A. Marshall